Exhibit 99.1

TIM HINGTGEN TO RETIRE AS CHIEF EXECUTIVE OFFICER OF COMMUNITY HEALTH SYSTEMS

KEVIN HAMMONS TO BECOME INTERIM CEO AND JASON JOHNSON TO BECOME INTERIM CFO

FRANKLIN, Tenn. (July 23, 2025) – Community Health Systems, Inc. (the “Company”) (”CHS”) (NYSE: CYH) and its Board of Directors announced today that Tim Hingtgen will retire from his position as chief executive officer and as a member of the Board, effective September 30, 2025. It is anticipated that Hingtgen will enter into a consulting agreement in which he will continue to advise the Company’s management team on issues related to healthcare operations and other Company matters.

Kevin Hammons, who currently serves as president and chief financial officer, will assume the role of interim chief executive officer upon Hingtgen’s retirement, and Jason K. Johnson, who currently serves as senior vice president and chief accounting officer, will become interim chief financial officer.

During his nearly 18-year tenure at CHS, Hingtgen has held a variety of key operational leadership roles. He served as president and chief operating officer from September 2016 to December 2020 and became CEO in January 2021.

Commenting about his decision to retire now, Hingtgen said, “It has been a great privilege to serve as the chief executive officer of CHS and incredibly gratifying to lead an organization that is devoted to helping people get well and live healthier. I am so proud of the accomplishments we’ve made and I look forward to watching the CHS team continue to achieve their goals. My decision to retire this year is for personal reasons, including a desire to spend more time with my family and to pursue a few dreams I have for my life. This is the right time for me to do that. CHS is a great organization, and I’m confident that it will continue to advance in every possible way under the capable leadership of Kevin Hammons and the many other people who are leading CHS forward.”

Kevin Hammons has been an integral member of the CHS finance team for more than 28 years. He was appointed chief financial officer in January 2020. Hammons is deeply involved in all of the Company’s strategic, operational, and financial initiatives and a huge advocate for caregivers and patients. In addition to overseeing financial management and reporting responsibilities, treasury, capital market transactions, investor relations, and other duties of the CFO, Hammons is a driving force behind CHS’ portfolio optimization project and he participates in the oversight of corporate teams supporting CHS-affiliated health systems.

Hammons said, “I am honored to assume the role of interim chief executive officer and look forward to contributing even more to the progress well underway at CHS. We remain committed to enhancing patient care and outcomes, serving as good partners for our clinicians and caregivers, continuously improving the Company’s performance, and providing value for all of our stakeholders. Tim has been an exceptional CEO whom we all admire very much. I’m grateful that he will leave us very well positioned for further success upon his retirement.”

Jason K. Johnson joined CHS in 2012 as vice president and assistant corporate controller. In 2018, he was promoted to corporate controller and, in 2019, he was appointed chief accounting officer. Johnson serves as a member of the Company’s executive team.

Hammons added, “I’ve worked with Jason for more than a decade and appreciate his willingness to step into this role on an interim basis. Jason is highly regarded by his peers and possesses financial expertise, deep company knowledge, and a confident approach to his work. He’s exactly the right person to serve as interim CFO.”

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Tim Hingtgen to Retire as Chief Executive Officer of Community Health Systems

July 23, 2025

Commenting about the leadership changes, Wayne T. Smith, chairman of the Community Health Systems, Inc. Board of Directors, said, “The Board of Directors is confident that Tim, Kevin, Jason and other Company executives will work closely together to ensure a seamless transition of leadership. Kevin and Jason will excel in their interim roles and in supporting our most important responsibility of providing quality care for patients. I also want to express my personal appreciation for the strong leadership Tim has provided for the Company. He is truly one of the most committed, caring, energetic, and results-oriented executives that I’ve had the privilege to know and to work with. The Board and I wish him great happiness and fulfillment as he pursues his life’s goals.”

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the nation’s largest healthcare companies. The Company’s affiliates are leading providers of healthcare services, developing and operating healthcare delivery systems in 36 distinct markets across 14 states. The Company’s subsidiaries own or lease 70 affiliated hospitals with more than 10,000 beds and operate more than 1,000 sites of care, including physician practices, urgent care centers, freestanding emergency departments, occupational medicine clinics, imaging centers, cancer centers and ambulatory surgery centers. The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Forward-Looking Statements

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Media Contact:

Tomi Galin

Executive Vice President, Corporate Communications, Marketing and Public Affairs

(615) 628-6607

Investor Contacts:

Kevin Hammons

President and Chief Financial Officer

(615) 465-7000

Anton Hie

Vice President – Investor Relations

(615) 465-7012

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